Exhibit 23.1

[Ernst & Young LLP Letterhead]

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the CoStar Group, Inc. Management Stock Purchase Plan of CoStar Group, Inc. of our reports dated February 22, 2018, with respect to the consolidated financial statements and schedule of CoStar Group, Inc. and the effectiveness of internal control over financial reporting of CoStar Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia
February 22, 2018